Exhibit 99.1
FOR IMMEDIATE RELEASE

April 29, 2015

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter Operating Results

DALLAS, TEXAS, April 29, 2015 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $23.1 million for the quarter ended March 31, 2015. In comparison, for the quarter ended December 31, 2014, the Bank reported net income of $10.8 million. The increase in net income from quarter to quarter was attributable primarily to a favorable change in the Bank's gains (losses) on derivatives and hedging activities ($7.1 million), gains associated with the sales of investment securities in the first quarter ($8.5 million) and a decline in operating expenses ($1.5 million), offset by a decline in net interest income ($3.4 million) and an increase in the Bank's Affordable Housing Program assessment ($1.4 million).

Total assets at March 31, 2015 were $36.9 billion, compared with $38.0 billion at December 31, 2014. The $1.1 billion decrease in total assets for the first quarter was attributable primarily to decreases in the Bank's advances ($1.7 billion) and long-term investment securities portfolio ($0.5 billion), partially offset by an increase in the Bank's short-term liquidity portfolio ($0.9 billion).

Advances totaled $17.2 billion at March 31, 2015, compared with $18.9 billion at December 31, 2014. During the first quarter of 2015, the Bank's advances declined due to reduced demand from some of its larger borrowers, which the Bank attributes to an increase in liquidity levels at those institutions.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $4.1 billion at March 31, 2015 as compared to $4.7 billion at December 31, 2014. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $6.5 billion at March 31, 2015 as compared to $6.4 billion at December 31, 2014. The Bank's short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold, reverse repurchase agreements and U.S. Treasury Bills) increased from $7.8 billion at December 31, 2014 to $8.7 billion at March 31, 2015.

During the quarter ended March 31, 2015, the Bank sold approximately $350 million (par value) of U.S. agency residential MBS classified as held-to-maturity (for which a substantial portion of the principal had previously been collected) and approximately $500 million (par value) of U.S. agency debentures classified as available-for-sale. The aggregate gains recognized on the sales of these securities totaled $8.6 million.

The Bank's retained earnings increased to $721.8 million at March 31, 2015, from $699.8 million at December 31, 2014. On March 31, 2015, a dividend of $1.1 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended March 31, 2015 (and, for comparative purposes, as of and for the quarter ended December 31, 2014) is set forth below. Further discussion and analysis regarding the Bank's first quarter results will be included in its Form 10-Q for the quarter ended March 31, 2015 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarters Ended March 31, 2015 and December 31, 2014
(Unaudited, in thousands)

	March 31, 2015	December 31, 2014
Selected Statement of Condition Data:

Assets
Investments (1)	$19,407,543	$17,422,344
Advances	17,215,265	18,942,400
Mortgage loans held for portfolio, net	67,350	71,411
Cash and other assets	226,400	1,609,713
Total assets	$36,916,558	$38,045,868

Liabilities
Consolidated obligations
Discount notes	$13,275,909	$19,131,832
Bonds	20,195,376	16,078,700
Total consolidated obligations	33,471,285	35,210,532
Mandatorily redeemable capital stock	4,563	5,059
Other liabilities	1,477,011	911,364
Total liabilities	34,952,859	36,126,955
Capital
Capital stock — putable	1,244,254	1,222,738
Retained earnings	721,764	699,776
Total accumulated other comprehensive income (loss)	(2,319)	(3,601)
Total capital	1,963,699	1,918,913
Total liabilities and capital	$36,916,558	$38,045,868

Total regulatory capital (2)	$1,970,581	$1,927,573

	For the Quarter Ended	For the Quarter Ended
	March 31, 2015	December 31, 2014

Selected Statement of Income Data:

Net interest income	$29,084	$32,453
Other income (loss)	14,700	(805)
Other expense	18,130	19,687
AHP assessment	2,566	1,196
Net income	$23,088	$10,765

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of March 31, 2015 and December 31, 2014, total regulatory capital represented 5.34 percent and 5.07 percent, respectively, of total assets as of those dates.
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